Exhibit 8.1

List of Principal Subsidiaries, VIEs and a VIE’s Subsidiary

Place of Incorporation
Principal Subsidiaries

Conew.com Corporation	British Virgin Islands

Cheetah Information Technology Company Limited	Hong Kong

Cheetah Technology Corporation Limited	Hong Kong

Hongkong Cheetah Mobile Technology Limited	Hong Kong

Hongkong Zoom Interactive Network Marketing Technology Limited	Hong Kong

Hong Kong Youloft Technology Limited	Hong Kong

MobPartner Ltd.	Hong Kong

MobPartner S.A.S.	France

MobPartner UK Limited	United Kingdom

Cheetah Mobile America, Inc.	United States

MobPartner Inc.	United States

Beijing Kingsoft Internet Security Software Co., Ltd.	People’s Republic of China

Conew Network Technology (Beijing) Co., Ltd.	People’s Republic of China

MobPartner Information Technology (Beijing) Co., Ltd.	People’s Republic of China

Zhuhai Juntian Electronic Technology Co., Ltd.	People’s Republic of China

Chongqing Calendar Technology Co., Ltd.	People’s Republic of China

Variable Interest Entities

Beijing Kingsoft Network Technology Co., Ltd.	People’s Republic of China

Beijing Conew Technology Development Co., Ltd.	People’s Republic of China

Beijing Antutu Technology Co., Ltd.	People’s Republic of China

Beike Internet (Beijing) Security Technology Co., Ltd.	People’s Republic of China

Guangzhou Kingsoft Network Technology Co., Ltd.	People’s Republic of China

Subsidiary of a Variable Interest Entity

Suzhou Jiangduoduo Technology Co., Ltd.	People’s Republic of China